EXHIBIT 99.1


              THE FIRST AMERICAN CORPORATION COMPLETES $375 MILLION
             ACQUISITION OF TRANSAMERICA'S TAX AND FLOOD COMPANIES
        -- Company to Host Conference Call to Discuss Strategy to Enhance
                 Bundle of Services to the Mortgage Community --

SANTA ANA, Calif., Oct. 1, 2003 -- The First American Corporation (NYSE:FAF), the nation's leading diversified provider of business information and related products and services, and Transamerica Finance Corporation, today announced the completion of First American's acquisition of Transamerica's real estate tax service and flood hazard certification businesses for a net cash purchase price of $375 million. The structure of the transaction will result in a tax benefit to First American of $186 million over a 15-year period with a net present value of $115 million. The Transamerica businesses, which had combined pretax earnings of $65.7 million on revenue of $245.1 million in 2002, have continued their strong performance throughout 2003.

     The transaction will be immediately accretive to First American earnings. By integrating these businesses with current First American operations that provide similar services, First American expects to benefit from significant cost synergies that will result in additional pretax profit in excess of $50 million on an annualized basis. These synergies will be realized over the next 18 months as integration is completed.

     First American, already the nation's leading provider of flood zone certification and real estate tax services, will combine Transamerica's flood data with its own to create the nation's preeminent flood zone determination database. The addition of Transamerica's tax service operations helps to further strengthen First American's position as the number one real estate tax service provider to the nation's largest mortgage lenders.

     "Transamerica is an excellent company with a very strong reputation for technical expertise and customer service. The added scale of these operations will allow us to better serve the mortgage lending community and provide the mortgage industry's most comprehensive and accurate bundle of information products and services," said Parker S. Kennedy, president of The First American Corporation. "This combination helps to improve First American's long-term profitability, and the quick integration of these businesses will allow us to continue to provide the mortgage industry with high-quality information, advanced technology and dedicated customer service."

     "The completion of this transaction creates significant economic value and is a great benefit to the shareholders of both companies," stated Robert Watson, chief executive officer of

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Transamerica Finance Corporation. "First American provided the perfect fit to leverage the high quality customer base and operations of the Transamerica businesses."

     Transamerica Flood Hazard Certification Inc., which pioneered the flood determination business, certifies the location of properties in flood zones to four of the nation's top 10 mortgage lenders and to many of the nation's largest insurance companies. This combination will facilitate First American's commitment to supporting the mortgage closing process through timely and accurate flood hazard determinations.

     Transamerica Real Estate Tax Service Inc., headquartered in Dallas, provides services to four of the nation's top 10 mortgage lenders from 15 offices nationwide, including a field force of associates who work with tax collectors to help ensure the payment of property taxes and the reporting on tax delinquencies. This business will be integrated with First American's tax service business, also headquartered in Dallas. The similarities of the tax service and flood certification businesses of both companies will facilitate a smooth and swift integration process.

     Financial performance for the new business will be included in the operating results of the First American's Mortgage Information segment in the fourth quarter of this year. First American completed this acquisition through the 80-percent owned First American Real Estate Solutions (FARES) joint venture with Experian Information Solutions, Inc. The transaction was funded from FARES' existing cash and proportional cash contributions from First American and Experian.

Teleconference/Webcast

     First American will host a teleconference to discuss this transaction in more detail on Thursday, Oct. 2, 2003, at 11 a.m. EDT. The dial-in number is
(888) 955-3516 and the pass code is FIRST AMERICAN. The live audio webcast of the call will be available on First American's investor Web Site at www.firstam.com/investor. A presentation summarizing the financial details of the acquisition will also be available for download from the site. An audio replay of the conference call will be accessible through Oct. 6, 2003, by dialing (402) 998-1800. An audio archive of the call will also be posted for replay on First American's Web site.



     The First American Corporation, a Fortune 500 company and the nation's leading diversified provider of business information, supplies businesses and consumers with information resources in connection with the major economic events of people's lives, such as getting a job; renting an apartment; buying a car, house, boat or airplane; securing a mortgage; opening or buying a business; and planning for retirement. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within seven primary business

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segments including: Title Insurance and Services, Specialty Insurance, Trust and
Other Services, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $4.70 billion in 2002, First
American has nearly 25,000 employees in approximately 1,400 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.



       Certain statements made in this press release, including those relating to earnings accretion, the value and timing of synergies, tax benefits, long-term profitability and the speed of integration are forward-looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; consolidation among the company's significant customers and competitors; the company's continued ability to identify businesses to be acquired; changes in the company's ability to integrate businesses which it acquires; and other factors described in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2002, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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